Exhibit 99.1

CONTINENTAL BUILDING PRODUCTS REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

- Reports Full Year 2014 Adjusted Earnings Per Share1 of $0.56; GAAP Earnings Per Share of $0.37 -

- Cash Flow From Operations Increases to $78.0 Million for Full Year 2014 -

Herndon, Virginia, February 23, 2015. Continental Building Products, Inc. (NYSE: CBPX) (the Company), a leading manufacturer of wallboard and gypsum-based products, announced today results for the fourth quarter and fiscal year ended December 31, 2014.

Highlights of Fourth Quarter 2014 as Compared to Fourth Quarter 2013

•	Net sales increase 5.6% to $120.8 million

•	Adjusted EBITDA[1] increases 15.6% to $34.5 million

•	Adjusted EBITDA margin[1] expands 240 basis points to 28.5%

•	Operating income grows 35.2% to $21.5 million

•	Operating margin expands 390 basis points to 17.8%

•	Diluted earnings per share improves to $0.24, compared to $0.21 per share in the prior year period

•	Wallboard mill net[2] price increases 6.8% to $152.79 per thousand square feet (MSF)

•	Cash flows from operations used to reduce debt by $25 million

Highlights of Full Year 2014 (Successor) as compared to Full Year 2013 (Predecessor) on a pro forma basis3

•	Net sales increase 5.5% to $424.5 million

•	Adjusted EBITDA[1] increases 12.2% to $115.1 million

•	Operating income more than doubles to $60.8 million

•	Adjusted earnings per share[1] improves to $0.56, compared to $0.52 per share in the prior year

•	Diluted earnings per share improves to $0.37, compared to $0.11 per share in the prior year

•	Wallboard volume grows 0.9% to 2,180 million square feet (MMSF)

•	Cash flows from operations used to reduce debt by $65.6 million during 2014

“Our results marked a solid year of progress for our company allowing us to generate significant cash flows and dramatically improve our balance sheet,” stated Jay Bachmann, Continental’s CEO. “The positive momentum in our business continued into the fourth quarter, with our net sales up 5.6% and our Adjusted EBITDA and operating income increasing 15.6% and 35.2%, respectively, reflecting favorable operating leverage driven by our low cost structure.”

Mr. Bachmann continued, “During the full year 2014, we maintained our sharp focus on operational execution and achieved a gross margin expansion of 490 basis points versus the prior year. We converted the majority of our Adjusted EBITDA into free cash flow which we used to reduce our long-term debt and strengthen our financial position. As we move into 2015, we believe that the construction markets will continue to recover and steadily improve. Amid that backdrop, we believe our business is well positioned to continue building on our progress by optimizing our revenues and exercising strict cost controls to deliver improved returns and cash flows.”

[1]	See the financial schedules at the end of this press release for a reconciliation of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted earnings per share, which are non-GAAP financial measures, to relevant GAAP financial measures.
[2]	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.
[3]	Pro forma results are presented as a result of the acquisition that was completed during the prior year quarter on August 30, 2013. See the financial schedules at the end of this press release and the discussion below for more information regarding the acquisition and the pro forma adjustments.

Fourth Quarter 2014 Results vs. Fourth Quarter 2013

Net sales for the fourth quarter of 2014 were $120.8 million, up 5.6%, compared to $114.4 million in the fourth quarter of 2013. The increase in sales was primarily driven by 6.8% growth in the average mill net price to $152.79 per MSF from $143.04 per MSF in the prior year quarter. Wallboard volumes were 627 million square feet (MMSF) compared to 632 MMSF in the prior year quarter, with flat U.S. volumes offset by a single-digit percent decline in Canada.

Gross profit was $31.7 million, up 28.6% compared to $24.6 million in the prior year quarter. The gross margin of 26.2% increased from 21.5% in the prior year quarter, primarily as a result of higher average wallboard mill net prices and the Company’s focus on leveraging its low cost structure.

Selling and administrative (SG&A) expense was $10.2 million, compared to $8.8 million in the prior year quarter. Excluding the impact of $0.8 million of nonrecurring expenses mostly attributable to professional fees associated with secondary public offering costs, SG&A as a percentage of sales was essentially flat at 7.8% compared to the prior year quarter, as strict cost controls helped largely offset additional expenses to operate as a stand-alone public company. As anticipated, the Company also terminated its transition services agreement with Lafarge North America in the fourth quarter, and now performs or manages all administrative operations internally.

Operating income was $21.5 million, up $35.2% from $15.9 million in the prior year quarter.

Interest expense was $4.6 million, down $3.6 million from $8.2 million in the prior year quarter, reflecting a reduction in the long-term debt and a decrease in the interest rate on the Company’s borrowings.

Net income during the quarter was $10.4 million, or $0.24 per diluted share, compared to $6.7 million, or $0.21 per diluted share, in the prior year quarter.

Adjusted EBITDA1 increased 15.6% to $34.5 million, compared to $29.8 million in the prior year quarter.

At the end of the quarter on December 31, 2014, the Company had cash of $15.6 million and total debt outstanding of $349.1 million. In the fourth quarter of 2014, the Company generated operating cash flow of $32.3 million and incurred $3.5 million of capital expenditures and software development costs. In the fourth quarter of 2014, the Company used cash on hand for the repayment of $25.0 million of debt with the next principal payment on the Company’s debt not required until August 2020.

Full Year 2014 (Successor) Results vs. Full Year 2013 (Predecessor) on a Pro Forma Basis3

Net sales for the full year of 2014 were $424.5 million, up 5.5% compared to $402.3 million for the full year of 2013. Wallboard volumes increased 0.9% to 2,180 MMSF, compared to 2,161 MMSF in the prior year. The average wallboard mill net price increased 6.1% to $154.77 per MSF, compared to $145.92 in the prior year.

Gross profit was $94.3 million, up 35.6% from $69.5 million in the prior year. The gross margin of 22.2% increased from 17.3% in the prior year. SG&A expense was $33.6 million, down 15.6% from $39.8 million in the prior year.

Operating income was $60.8 million, up 104.0% compared to $29.8 million in the prior year. Interest expense was $29.1 million, compared to $23.4 million in the prior year, largely reflecting a non-recurring charge of $6.9 million related to the write-off of deferred financing fees and original issue discount as part of the early extinguishment of debt in February 2014 in connection with the Company’s initial public offering.

Net income was $15.9 million, or $0.37 per share, compared to $4.9 million, or $0.11 per share, in the prior year. Adjusted net income1 was $23.8 million, or $0.56 per share, compared to $22.8 million, or $0.52 per share, in the prior year, excluding the impact of nonrecurring costs.

Adjusted EBITDA1 increased 12.2% to $115.1 million, compared to $102.6 million in the prior year.

During the full year of 2014, the Company generated operating cash flow of $78.0 million, incurred $5.7 million of capital expenditures, incurred $3.9 million of purchased or developed software costs, and used cash on hand for the repayment of $65.6 million of debt.

Investor Conference Webcast and Conference Call:

The Company will host a webcast and conference call on Monday, February 23, 2015 at 5:00 p.m. Eastern time to review fourth quarter and full year 2014 financial results and discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company’s website at www.continental-bp.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through March 23, 2015, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13600165.

About Continental Building Products

Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.

On August 30, 2013, an affiliate of our controlling stockholder acquired substantially all of the assets of the gypsum business that was part of Lafarge North America Inc. (Lafarge) for a purchase price of approximately $703 million. The financial statements presented for periods prior to August 30, 2013 (Predecessor) are derived from Lafarge’s consolidated financial statements and accounting records of its gypsum division. Continental, which was formed on July 26, 2013, had no operating results prior to its acquisition of the Lafarge gypsum division. The financial statements after August 30, 2013 (Successor), reflect the net assets acquired at fair value and also include additional indebtedness arising from the acquisition.

Full year 2013 operating figures are presented on a pro forma basis to reflect the completion of the acquisition on August 30, 2013 (Acquisition). The unaudited pro forma combined statements of operations give effect to the pro forma transactions as though the pro forma transactions had occurred on January 1, 2012.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2014 expected to be filed by February 25th, 2015, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

703 480-3980

Investorrelations@continental-bp.com

Continental Building Products, Inc.

Consolidated Statements of Operations

(dollars in thousands, except per share, mill net and volume data)

(Unaudited)

	Successor
	Three Months	Three months
	Ended	Ended
	December 31, 2014	December 31, 2013
Net Sales	$120,810	$114,436
Costs, expenses and other income:
Cost of goods sold	89,131	89,798
Selling and administrative:	10,210	8,753

Total costs and operating expenses	99,341	98,551

Operating income (loss)	21,469	15,885
Other (expense) income, net	(183)	(106)
Interest (expense) income, net	(4,551)	(8,178)

Income (loss) before earnings (losses) on equity method and income tax	16,735	7,601
Earnings (losses) from equity method investment	144	—

Income (loss) before income tax	16,879	7,601
Income tax (expense) benefit	(6,518)	(856)

Net income (loss)	$10,361	$6,745

Net income (loss) per share:
Basic	$0.24	$0.21
Diluted	$0.24	$0.21
Weighted average shares outstanding:
Basic	44,069,000	32,304,000
Diluted	44,089,465	32,304,000

Other Financial and Operating Data:
EBITDA (1)	$34,462	$29,820
Adjusted EBITDA (1)	$34,462	$29,820
Capital expenditures	$2,788	$2,755
Wallboard sales volume (MSF)	627	632
Mill net sales price (2)	$152.79	$143.04

Continental Building Products, Inc.

Consolidated (Successor) / Combined (Predecessor) Statements of Operations

(dollars in thousands, except per share, mill net and volume data)

	Successor		Predecessor	Pro Forma
	Year Ended	July 26 -	January 1 -	Year Ended
	December 31,	December 31,	August 30,	December 31,
	2014	2013	2013	2013
Net Sales	$424,502	$150,066	$252,248	$402,314
Costs, expenses and other income:
Cost of goods sold	330,173	121,335	195,338	332,773
Selling and administrative:
Direct	33,568	14,953	19,338	34,806
Allocated from Lafarge	—	—	4,945	4,945

Total selling and administrative	33,568	14,953	24,283	39,751

Total costs and operating expenses	363,741	136,288	219,621	372,524

Operating income (loss)	60,761	13,778	32,627	29,790
Other (expense) income, net	(5,644)	(21)	(191)	(212)
Interest expense, net	(29,069)	(10,542)	(91)	(23,443)

Income (loss) before earnings (losses) on equity method and income tax	26,048	3,215	32,345	6,135
Earnings (losses) from equity method investment	(113)	—	(30)	—

Income (loss) before income tax	25,935	3,215	32,315	6,135
Income tax (expense) benefit	(10,044)	(1,110)	(130)	(1,240)

Net income (loss)	$15,891	$2,105	$32,185	$4,895

Net income (loss) per share:
Basic	$0.37	$0.07		$0.11
Diluted	$0.37	$0.07		$0.11
Weighted average shares outstanding:
Basic	42,940,849	32,304,000		44,069,000
Diluted	42,952,022	32,304,000		44,069,000

Other Financial and Operating Data:
EBITDA (1)	$115,078	$32,307	$49,513	$82,805
Adjusted EBITDA (1)	$115,078	$39,178	$63,904	$102,567
Capital expenditures	$5,698	$2,798	$2,506	$5,304
Wallboard sales volume (million square feet)	2,180	827	1,334	2,161
Mill net sales price (2)	$154.77	$143.28	$147.55	$145.92

(1)	EBITDA and Adjusted EBITDA are non-GAAP measures. See “Reconciliation of Non-GAAP Measures” below for how we define and calculate EBITDA and Adjusted EBITDA as non-GAAP measures, reconciliations thereof to operating income, the most directly comparable GAAP measure, and a description of why we believe these measures are important.
(2)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Continental Building Products, Inc.

Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of	As of
	December 31, 2014	December 31, 2013
Assets
Cash	$15,627	$11,822
Receivables, net	40,152	32,328
Inventories	29,564	28,120
Prepaid and other current assets	8,330	4,523
Deferred taxes, current	3,157	2,137

Total current assets	96,830	78,930
Property, plant and equipment, net	353,652	383,625
Customer relationships and other intangibles, net	110,809	126,126
Goodwill	119,945	119,945
Equity method investment	10,919	—
Financial interest in Seven Hills	—	13,000
Debt issuance costs	8,826	17,800
Deferred taxes, non-current	—	950

Total Assets	$700,981	$740,376

Liabilities and equity
Accounts payable	$24,561	$28,126
Accrued and other liabilities	11,428	11,325
Notes payable, current portion	—	4,150

Total current liabilities	35,989	43,601
Deferred taxes and other long-term liabilities	12,494	—
Notes payable, non-current portion	349,125	559,924

Total liabilities	397,608	603,525

Equity
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2014 and 2013	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized, 44,069,000 and 32,304,000 shares issued and outstanding at December 31, 2014 and 2013, respectively	44	32
Additional paid-in capital	288,393	134,968
Accumulated other comprehensive loss	(3,060)	(254)
Accumulated earnings	17,996	2,105

Total equity	303,373	136,851

Total liabilities and equity	$700,981	$740,376

Continental Building Products, Inc.

Consolidated (Successor) / Combined (Predecessor) Statements of Cash Flows

(dollars in thousands)

	Successor		Predecessor
	Year Ended	July 26 -	January 1 -
	December 31,	December 31,	August 30,
(in thousands)	2014	2013	2013
Cash flows from operating activities:
Net income (loss)	$15,891	$2,105	$32,185
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	54,317	18,529	16,886
Bad debt expense	413
Amortization of debt issuance costs and debt discount	9,210	808	—
Loss on disposal of property, plant and equipment	—	199	1,115
Loss from equity method investment	113	—	30
Share based compensation	797	—	—
Deferred taxes	11,105	(3,087)	182
Change in assets and liabilities:
Receivables	(8,268)	(451)	(8,655)
Inventories	(1,645)	8,268	(5,827)
Prepaid expenses and other current assets	(783)	(2,509)	(1,783)
Other long-term assets	—	—	429
Accounts payable	(3,805)	2,777	(5,738)
Accrued and other current liabilities	(665)	10,718	(3,996)
Other long term liabilities	1,311	—	(126)

Net cash provided by operating activities	77,991	37,357	24,702
Cash flows from investing activities:
Capital expenditures	(5,698)	(2,798)	(2,506)
Acquisition of predecessor	—	(703,141)	—
Software purchased or developed	(3,940)	—	—
Proceeds from the sale of property, plant, and equipment	—	—	—
Capital contributions to equity method investment	—	—	(66)
Distributions from equity method investment	1,968	—	552

Net cash used in investing activities	(7,670)	(705,939)	(2,020)
Cash flows from financing activities:
Capital distribution to Lafarge NA, net	—	—	(22,682)
Capital contribution from Lone Star Funds	—	265,000	—
Proceeds from issuance of long-term debt, net of original issue discount	—	564,965
Net proceeds from issuance of common stock	151,354	—	—
Principal payments for First Lien Credit Agreement	(61,975)	(1,038)	—
Repayment of Second Lien Credit Agreement	(155,000)	—	—
Return of capital to Lone Star Funds	—	(130,000)	—
Debt issuance costs	—	(18,461)	—

Net cash (used in) provided by financing activities	(65,621)	680,466	(22,682)

Effect of foreign exchange rates on cash and cash equivalents	(895)	(62)	—
Net change in cash and cash equivalents	3,805	11,822	—
Cash, beginning of period	11,822	—	—

Cash, end of period	$15,627	$11,822	$—

Continental Building Products, Inc.

Pro Forma Combined Statement of Operations for the Year Ended December 31, 2013

(dollars in thousands)

(Unaudited)

	Successor	Predecessor			Pro Forma
	July 26 - December 31, 2013	January 1 - August 30, 2013	Pro forma Adjustments		Year Ended December 31, 2013
Net Sales	$150,066	$252,248	$—		$402,314
Costs, expenses and other income:
Cost of goods sold	121,335	195,338	16,100	(a)	332,773
Selling and administrative:			—
Direct	14,953	19,338	515	(b)	34,806
Allocated from Lafarge	—	4,945	—		4,945

Total selling and administrative	14,953	24,283	515		39,751

Total costs and operating expenses	136,288	219,621	16,615		372,524

Operating income (loss)	13,778	32,627	(16,615)		29,790
Other (expense) income, net	(21)	(191)	—		(212)
Interest expense, net	(10,542)	(91)	(12,810)	(c)	(23,443)

Income (loss) before earnings (losses) on equity method and income tax	3,215	32,345	(29,425)		6,135
Earnings (losses) from equity method investment	—	(30)	30	(d)	—

Income (loss) before income tax	3,215	32,315	(29,395)		6,135
Income tax (expense) benefit	(1,110)	(130)	—	(e)	(1,240)

Net income (loss)	$2,105	$32,185	$(29,395)		$4,895

Notes to the unaudited pro forma statement of operations:

(a) Purchase Accounting

The unaudited pro forma combined statement of operations reflects an adjustment for the increase in depreciation and amortization expenses related to the fair value adjustments to tangible and long-lived intangible assets with definite lives assuming the acquisition occurred at January 1, 2012. The incremental pro forma amortization expense for long-lived intangible assets with definite lives was $10.4 million for the full year 2013. The incremental pro forma depreciation expense for long-lived tangible assets was $7.2 million for the full year 2013.

The unaudited combined statement of operations also reflects an adjustment to reduce cost of sales by $1.5 million for 2013. This reflects the turn through cost of sales of inventory that was stepped up to fair value assuming that the transaction discussed in note (c) below occurred on January 1, 2012.

(b) Equity Awards

In conjunction with the Company’s initial public offering completed in February 2014, the Company granted approximately 142,000 stock options and 75,000 restricted shares to employees. The fair value of the restricted shares is based on the share price on the date of grant, which was the offering price of $14.00 per share. The unaudited combined statement of operations reflects compensation expense for these awards assuming they were granted on January 1, 2012. Pro forma compensation expense of $0.5 million has been recognized in selling and administrative expense for 2013 based on a vesting period of four years.

(c) Debt financing

In connection with the acquisition on August 30, 2013 (Acquisition), the Company entered into a $320 million First Lien Credit Agreement that also included a revolving credit facility of up to $50 million U.S. dollars, and a $120 million Second Lien Credit Agreement. At the closing of the Acquisition, $28.5 million was borrowed under the Revolver. On December 2, 2013, the Company entered into amendments to the First Lien Credit Agreement and the Second Lien Credit Agreement pursuant to which the Company issued additional term loans in an aggregate principal amount of $95 million under the First Lien Credit Agreement and $35 million under the Second Lien Credit Agreement with the proceeds distributed as a return of capital to Lone Star, the Company’s then sole equityholder. On February 10, 2014, the Company used the proceeds from its initial public offering to completely repay the $155 million due under the Second Lien Credit Agreement. For the pro forma statement of operations, all three of these events are assumed to have happened on January 1, 2012 and result in the unaudited pro forma combined statement of operations reflecting an adjustment for interest expense and the amortization of deferred financing costs on the $415 million First Lien term loans and approximately $28.5 million Revolver borrowings. Incremental pro forma interest expense was $12.8 million for 2013.

The termination fee of $2.0 million for the asset advisory agreement with an affiliate of Lone Star and the $3.1 million for the 2% call premium on early repayment of the Second Lien Credit Agreement were not included in the pro forma income statement as each represents a non-recurring expense.

(d) Interest in Seven Hills

As of the Acquisition and through December 31, 2013, the equity interest in Seven Hills remained with Lafarge. Under the terms of the Asset Purchase Agreement entered into in connection with the Acquisition, Lafarge passed through all of the benefits and burdens of the Seven Hills Joint Venture Agreement and the other operative agreements to the Company, and the Company’s supply of paper from the joint venture continued after the closing of the Acquisition under the same terms and conditions as prior to the Acquisition. The Company elected to measure this financial interest in Seven Hills at fair value and the pro forma combined statement of operations eliminates the equity earnings of this investment. On March 13, 2014, Lafarge assigned its interest in Seven Hills to the Company.

(e) Income taxes

Due to the Company’s limited history and the history of pre-tax losses generated by the Predecessor, deferred tax benefits were not recorded on the pro forma adjustments.

Reconciliation of GAAP Measures to Non-GAAP Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP). This release presents EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company’s operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. Management also believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share are useful to investors because they present a better reflection of the Company’s performance as an independent company following the Acquisition and allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share in the same manner. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share are not measurements of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to operating income, net income, or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

The following is a reconciliation of operating income to EBITDA, adjusted EBITDA and adjusted EBITDA margin:

			Successor		Predecessor	Pro forma
(in thousands)			Year Ended December 31, 2014	July 26 - December 31, 2013	January 1 - August 30, 2013	Year Ended December 31, 2013
Operating Income - GAAP Measure			$60,761	$13,778	$32,627	$29,790
Depreciation and amortization			54,317	18,529	16,886	53,015

EBITDA - Non-GAAP Measure			115,078	32,307	49,513	82,805
Pension and post-retiree costs retained by Lafarge	(a	)	—	—	7,636	7,636
Master Brand Agreement	(b	)	—	—	3,004	3,004
Newark lease termination	(c	)	—	—	2,556	2,556
Co-generation lease termination	(d	)	—	2,075	1,195	3,270
Acquisition costs	(e	)	—	3,296	—	3,296
Inventory step-up	(f	)	—	1,500	—	—

Adjusted EBITDA - Non-GAAP Measure			$115,078	$39,178	$63,904	$102,567

Adjusted EBITDA Margin - Adjusted EBITDA as a percentage of net sales - Non-GAAP Measure			27.1%	26.1%	25.3%	25.5%

	Successor
	Three Months	Three months
	Ended	Ended
(in thousands)	December 31, 2014	December 31, 2013
Operating income - GAAP Measure	$21,469	$15,885
Depreciation and amortization	12,993	13,935

EBITDA and Adjusted EBITDA - Non-GAAP Measure	$34,462	$29,820
Ajudsted EBITDA Margin - Adjusted EBITDA as a percentage of net sales - Non-GAAP Measure	28.5%	26.1%

The following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

			Successor	Successor	Successor	Pro Forma
			Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Net income - GAAP Measure			$10,361	$6,745	$15,891	$4,895
Termination fee for advisory agreement, after tax	(a	)	—	—	1,318	—
Call premium for Second Lien Credit Agreement, after tax	(b	)	—	—	2,044	—
Expense of original issue discount and deferred financing fees for debt repayment, after tax	(c	)	—	—	4,570	—
Pension and post-retiree costs retained by Lafarge, after tax	(d	)	—	—	—	7,636
Master Brand Agreement, after tax	(e	)	—	—	—	3,004
Newark lease termination, after tax	(f	)	—	—	—	2,556
Co-generation lease termination, after tax	(g	)	—	—	—	2,554
Acquisition costs, after tax	(h	)	—	—	—	2,159

Adjusted net income- non-GAAP measure			$10,361	$6,745	$23,823	$22,804

			Successor	Successor	Successor	Pro Forma
			Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Earnings per share, fully diluted - GAAP measure			$0.24	$0.21	$0.37	$0.11
Termination fee for advisory agreement, after tax	(a	)	—	—	0.03	—
Call premium for Second Lien Credit Agreement, after tax	(b	)	—	—	0.05	—
Expense of original issue discount and deferred financing fees for debt repayment, after tax	(c	)	—	—	0.11	—
Pension and post-retiree costs retained by Lafarge, after tax	(d	)	—	—	—	0.17
Master Brand Agreement, after tax	(e	)	—	—	—	0.07
Newark lease termination, after tax	(f	)	—	—	—	0.06
Co-generation lease termination, after tax	(g	)	—	—	—	0.06
Acquisition costs, after tax	(h	)	—	—	—	0.05

Adjuted earnings per share, fully diluted - non-GAAP measure			$0.24	$0.21	$0.56	$0.52

(a)	Adjusts for one-time payment of termination fees to affiliates of Lone Star in connection with the termination of our asset advisory agreement.
(b)	Adjusts for a prepayment premium for the repayment of the Second Lien Credit Agreement.
(c)	Adjusts for original issue discount and deferred financing amortization accelerated by the repayment of the Second Lien Credit Agreement.
(d)	Lafarge N.A. retained the pension and post-retiree liabilities related to its gypsum division and no new plans have been established by us. The adjustment represents pension and post-retiree benefit costs allocated to the Predecessor.
(e)	Adjusts for the amounts paid to Lafarge S.A. under the master brand agreements by Lafarge S.A. that were discontinued after the Acquisition.
(f)	Adjusts for the payment of a lease termination fee for the Port of Newark related the Newark, New Jersey gypsum wallboard plant that was closed.
(g)	Adjusts for the payment of a lease termination fee to discontinue the use of the co-generation power plant.
(h)	Adjusts for the transaction costs associated with the Acquisition.

Interim Volumes and Mill Net Prices

(Unaudited)

	Predecessor
	Three Months Ended March 31, 2013	Three Months Ended June 30, 2013	July 1, 2013 to August 30, 2013
Volumes (million square feet)	438	523	373
Mill net Price per MSF - Total	$146.97	$149.56	$145.43
Mill net Price per MSF - U.S. only	$149.63	$152.34	$147.50

	Successor
	July 26, 2013 to September 30, 2013	Three Months Ended December 31, 2013	Three Months Ended March 31, 2014	Three Months Ended June 30, 2014	Three Months Ended September 30, 2014	Three Months Ended December 31, 2014
Volumes (million square feet)	195	632	438	525	590	627
Mill net Price per MSF - Total	$144.06	$143.04	$157.32	$155.76	$154.10	$152.79
Mill net Price per MSF - U.S. only	$146.10	$144.23	$160.83	$159.18	$156.72	$155.54